UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2014

NATURALNANO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

763 Linden Avenue, Rochester, NY 14625

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (585) 267-4848

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 22, 2014, NaturalNano, Inc. ("NNAN") entered into loan agreements with two investors totaling $260,000. The $260,000 loans, along with 8% annual interest, are due and payable on January 30, 2015. The Notes issued to each of the investors are convertible by the respective holders into common stock (“Conversion Shares”) at any time prior to maturity (provided that such conversion does not result in the holder and its affiliates beneficially owning in excess of 4.99% (unless the holder increases this limit upon 61 days’ prior written notice) of the issued and outstanding Common Stock) at $0.001 per share (the “Conversion Price”), subject to adjustment upon the occurrence of certain events. The notes contain customary default events, including any default by NNAN under any other indebtedness owed by NNAN. The notes also contain antidilution provisions with respect to certain securities issuances, including the issuances of stock for less than $0.001 per share. Proceeds from the notes are being used by NNAN for working capital purposes and to satisfy certain obligations of NNAN. One of these investors is currently holding secured notes aggregating $1,059,926 owed to it from NNAN, while the other investor and its affiliates is holding $210,000 of indebtedness from NNAN. All of the foregoing debt is convertible into shares of NNAN.

The description of the notes issued contained in this report does not purport to be complete and is qualified in its entirety by reference to the terms, provisions, conditions, and covenants of the notes, which we have filed as Exhibit 10.175 and 10.176, respectively, hereto and incorporated herein by reference.

Section 8 – Other Events

Item 8.01 Other Events.

On October 20, 2014, NNAN executed an agreement with David Zazoff of ZA Capital, LLC to provide strategic consultancy services and public relations for NNAN for six months. The fee for such services paid to ZA Capital was $100,000.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

Exhibit No.	Description
10.175	$130,000 Note dated with an original issuance date of October 20, 2014
10.176	$130,000 Note dated with an original issuance date of October 20, 2014
10.177	Agreement dated October 20, 2014 between NaturalNano, Inc. and David Zazoff of ZA Capital, LLC

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

Date: October 27, 2014	By:	/s/ James Wemett
	Name:	James Wemett
	Title:	President